Exhibit 99.1

July 21, 2022

Simmons First National Corporation Reports Second Quarter 2022 Earnings

George A. Makris, Jr., Simmons’ Chairman and CEO, commented on the quarter

Although second quarter results were significantly impacted by accounting adjustments and one-time merger expenses related to our acquisition of Spirit of Texas Bancshares during the quarter, Simmons’ operating results excluding these items were extremely strong. Highlights for the quarter include a significant increase in revenue, well contained operating expense growth, improved asset quality, annualized organic loan growth in excess of 25 percent, marked improvement in the efficiency ratio, substantial expansion of the net interest margin, and excellent capital ratios.

Our strategy of restructuring our loan portfolio over the past two years not only diversified the risk profile but also established capacity which should provide the foundation for additional loan and revenue growth, which is evident in our loan pipeline and unfunded commitments. Our liquidity is solid, and our capital is strong. We are growing in all markets as demonstrated by the addition of nearly 2,000 new business deposit accounts in the quarter.

Thanks to our continuing investment in technology associated with our NGB project, our digital products continue to be expanded and our Chief Digital Officer, Alex Carriles, was recently recognized as a “Digital Banker of the Year” by American Banker. Other initiatives, such as the engagement of Disney Institute to help us focus on our customer service standards, will continue to headline our “Better Bank” objective.

I am very proud of the members of our Simmons team who truly exemplify our Better Together cultural cornerstone.

Financial Highlights	2Q22	1Q22	2Q21	Second Quarter Highlights
Financial Results (in millions)

•   Diluted EPS was $0.21 and adjusted diluted EPS was $0.52

•  Revenue increased 20% on a linked quarter basis driven by the acquisition of Spirit, solid legacy SFNC net interest income growth and net interest margin expansion

•   Noninterest expenses increased 22% on a linked quarter basis. Excluding merger related costs and certain other items, adjusted noninterest expense increased 9%

•   Provision for credit losses totaled $33.9 million, reflecting Day 2 accounting provision for acquired loans and unfunded commitments

•   Total loans up 26% and total deposits up 14% on a linked quarter basis. Legacy SFNC loans up 7% and deposits relatively unchanged

•   Credit quality metrics reflect conservative risk profile and strategic decision in 2019 to de-risk acquired loan portfolios

•   Common equity to assets ratio at 11.98%; TCE ratio at 7.03%

Revenue	$ 225.4	$ 187.9	$ 188.5
Noninterest expense	156.8	128.4	114.7
Pre-provision net revenue(1)	68.6	59.5	73.9
Merger related costs	19.1	1.9	0.7
Adjusted pre-provision net revenue(1)	88.1	62.3	74.6
Provision for credit losses	33.9	(19.9)	(13.0)
Net income	27.5	65.1	74.9
Per Share Data
Diluted earnings	$ 0.21	$ 0.58	$ 0.69
Adjusted diluted earnings(1)	0.52	0.59	0.69
Book value	25.31	26.32	28.03
Tangible book value(1)	14.07	15.22	17.16
Avg diluted shares outstanding (000s)	128,720	113,027	108,822
Balance Sheet (in millions)
Total loans	$ 15,110	$ 12,029	$ 11,386
Total deposits	22,036	19,392	18,305
Total shareholders’ equity	3,260	2,962	3,039
Asset Quality
Net charge-off ratio	0.02%	0.22%	(0.07)%
Nonperforming loan ratio	0.42	0.53	0.71
Nonperforming assets to total assets	0.26	0.29	0.42
Allowance for credit losses to total loans	1.41	1.49	2.00
Nonperforming loan coverage ratio	334	278	281
Select Ratios
Net interest margin (FTE)	3.24	2.76	2.89
Efficiency ratio(1)	57.49	62.95	56.75
Loan to deposit ratio	68.57	62.03	62.20
Common equity tier 1 (CET1) ratio	12.10	13.52	14.20
Total risk-based capital ratio	14.83	16.42	17.49

Revenue is defined as net interest income plus noninterest income excluding gain (loss) on sale of securities

(1) Non-GAAP measurement. See “Reconciliation of Non-GAAP Financial Measures” below

FTE – fully taxable equivalent using a tax rate of 26.135%

Simmons First National Corporation (NASDAQ: SFNC) (Simmons or Company) today reported net income of $27.5 million for the second quarter of 2022, compared to $65.1 million in the first quarter of 2022 and $74.9 million in the second quarter of 2021. Diluted earnings per share were $0.21 for the second quarter of 2022, compared to $0.58 for the first quarter of 2022 and $0.69 for the second quarter of 2021. Included in second quarter 2022 results were $14.4 million (after-tax) of certain items, primarily merger-related expenses associated with our acquisition of Spirit of Texas Bancshares, Inc. (Spirit) that was completed on April 8, 2022. Certain items, consisting primarily of merger-related expenses and branch right-sizing costs, totaled $2.1 million (after-tax) in the first quarter of 2022 and $0.5 million (after-tax) in the second quarter of 2021.

Additionally, second quarter 2022 results included a $33.8 million Day 2 accounting provision required for loans and unfunded commitments acquired in connection with our second quarter acquisition. Excluding these items, adjusted diluted earnings per share were $0.52 for the second quarter of 2022, $0.59 for the first quarter of 2022 and $0.69 for the second quarter of 2021.

Impact of Certain Items on Earnings and Diluted EPS

$ in millions, except per share data	Q2 22	Q1 22	Q2 21
Net income	$27.5	$65.1	$74.9

Day 2 accounting provision	33.8	-	-
Merger related expenses	19.1	1.9	0.7
Branch right sizing costs, net	0.4	0.9	-
Total pre-tax impact	53.3	2.8	0.7
Tax effect(1)	(14.0)	(0.7)	(0.2)
Total impact on earnings	39.3	2.1	0.5
Adjusted earnings(2)	$66.8	$67.2	$75.4

Diluted EPS	$0.21	$0.58	$0.69

Day 2 accounting provision	0.26	-	-
Merger related expenses	0.15	0.01	0.01
Branch right sizing costs	-	0.01	-
Total pre-tax impact	0.41	0.02	0.01
Tax effect(1)	(0.10)	(0.01)	(0.01)
Total impact on earnings	0.31	0.01	-
Adjusted Diluted EPS(2)	$0.52	$0.59	$0.69

Average diluted shares outstanding	128,720,078	113,026,911	108,822,175

(1) Effective tax rate of 26.135%

(2) Non-GAAP measurement. See “Reconciliation of Non-GAAP Financial Measures” below

Net Interest Income

Net interest income for the second quarter of 2022 totaled $185.1 million, compared to $145.6 million in the first quarter of 2022 and $146.5 million for the second quarter of 2021. Included in net interest income is accretion recognized on loans acquired, which totaled $9.9 million in the second quarter of 2022, $3.7 million in the first quarter of 2022 and $5.6 million in the second quarter of 2021. Also included in net interest income is interest income from Paycheck Protection Program (PPP) loans totaling $1.6 million in the second quarter of 2022, $2.1 million in the first quarter of 2022 and $9.0 million in the second quarter of 2021. The increase in net interest income on a linked quarter basis was driven by a $43.1 million increase in interest income, that was fueled by SFNC legacy net loan growth, the added contribution from loans acquired in the Spirit acquisition and higher yields on loans and investment securities. The increase in net interest income was also positively impacted by a significant decrease in the level of variable rate loans at or below their interest rate floors during the quarter. These items more than offset the $3.6 million increase in interest expense on a linked quarter basis, which was partially attributable to the addition of deposits acquired in the Spirit acquisition.

The yield on loans for the second quarter of 2022 was 4.54 percent, compared to 4.34 percent in the first quarter of 2022 and 4.73 percent in the second quarter of 2021. The yield on investments securities for the second quarter of 2022 was 2.08 percent, compared to 1.86 percent in the first quarter of 2022 and 1.97 percent in the second quarter of 2021. Cost of deposits for the second quarter of 2022 were relatively stable at 18 basis points, compared to 14 basis points in the first quarter of 2022 and below the 24 basis points incurred during the second quarter of 2021. Net interest margin on a fully taxable equivalent basis for the second quarter of 2022 was 3.24 percent, compared to 2.76 percent for the first quarter of 2022 and 2.89 percent for the second quarter of 2021. Excluding the impact of PPP loan interest income, the net interest margin was 3.22 percent for the second quarter of 2022, 2.74 percent for the first quarter of 2022 and 2.81 percent for the second quarter of 2021.

	Q2 22	Q1 22	Q4 21	Q3 21	Q2 21
Loan yield (FTE) (1)	4.54%	4.34%	4.58%	4.76%	4.73%
Security yield (FTE) (1)	2.08	1.86	1.74	1.77	1.97
Cost of interest bearing deposits	0.25	0.19	0.23	0.27	0.32
Cost of deposits	0.18	0.14	0.17	0.20	0.24
Cost of borrowed funds	2.13	1.94	1.95	1.96	1.97
Net interest spread (FTE) (1)	3.11	2.66	2.74	2.72	2.74
Net interest margin (FTE) (1)	3.24	2.76	2.86	2.85	2.89

(1) Fully tax equivalent using an effective tax rate of 26.135%.

Noninterest Income

Noninterest income for the second quarter of 2022 was $40.2 million, compared to $42.2 million in the first quarter of 2022 and $47.1 million in the second quarter of 2021. Included in noninterest income in the first quarter of 2022 was a settlement award totaling $1.4 million. Gains (losses) on sales of investment securities totaled $(150) thousand in the second quarter of 2022, $(54) thousand in the first quarter of 2022 and $5.1 million in the second quarter of 2021. The decrease in noninterest income on a linked quarter basis was primarily attributable to an expected decline in mortgage lending income given the higher interest rate environment and softening market conditions, and the previously mentioned settlement award. These declines were offset, in part, by an increase in debit and credit card fees, and an increase in service charges on deposit accounts that was aided by the addition of Spirit.

Select Noninterest Income Items $ in millions	Q2 22	Q1 22	Q4 21	Q3 21	Q2 21
Service charges on deposit accounts	$11.4	$10.7	$11.9	$11.6	$10.1
Wealth management fees	7.2	8.0	8.0	7.9	7.9
Debit and credit card fees (1)	8.2	7.4	7.5	7.1	7.1
Mortgage lending income	2.2	4.6	5.0	5.8	4.5
Bank owned life insurance	2.6	2.7	2.8	2.6	2.0
Gain (loss) on sale of securities	(0.2)	(0.1)	(0.3)	5.2	5.1
Other income	6.8	7.3	10.0	6.4	8.4

Adjusted other income (2)	6.9	7.3	10.0	6.7	8.0

(1) During the second quarter of 2021, certain debit and credit card transaction fees were reclassified from noninterest expense to noninterest income. Prior periods have been adjusted to reflect this reclassification.

(2) Adjusted figures exclude certain items and are non-GAAP measurements. Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” below.

Noninterest Expense

Noninterest expense for the second quarter of 2022 was $156.8 million, compared to $128.4 million in the first quarter of 2022 and $114.7 in the second quarter of 2021. Included in noninterest expense in the second quarter of 2022 is a $1.6 million contribution to the Simmons First Foundation Conservation Fund, reflecting a portion of paper statement fees collected as part of a promotion to encourage customers to enroll in eStatements. Also included in noninterest expense are certain non-core items, primarily associated with merger related and branch right-sizing costs, totaling $19.4 million in the second quarter of 2022, $2.8 million in the first quarter of 2022 and $1.2 million in the second quarter of 2021. Excluding these items, adjusted noninterest expense for the second quarter of 2022 was $137.4 million, compared to $125.6 million in the first quarter of 2022 and $113.5 million in the second quarter of 2021. The increase in adjusted noninterest expense on a linked quarter basis was primarily attributable to operating expenses associated with Spirit. The increase in adjusted noninterest expense on a year-over-year basis primarily reflects increased operating expenses associated with the acquisition of Spirit, and the acquisitions of Landmark Community Bank and Triumph Bancshares, Inc. in the fourth quarter of 2021.

Select Noninterest Expense Items $ in millions	Q2 22	Q1 22	Q4 21	Q3 21	Q2 21
Salaries and employee benefits	$74.1	$67.9	$63.9	$61.9	$60.3
Occupancy expense, net	11.0	10.0	11.0	9.4	9.1
Furniture and equipment	5.1	4.8	4.7	4.9	4.9
Merger related costs	19.1	1.9	13.6	1.4	0.7
Other operating expenses (1)	44.5	41.6	45.7	34.6	37.2

Adjusted salaries and employee benefits (2)	74.1	67.9	63.8	61.8	60.3
Adjusted other operating expenses (2)	44.5	40.9	45.8	38.3	37.1

(1) During the second quarter of 2021, certain debit and credit card transaction fees were reclassified from noninterest expense to noninterest income. Prior periods have been adjusted to reflect this reclassification.

(2) Adjusted figures exclude certain items and are non-GAAP measurements. Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” below.

Loans and Unfunded Loan Commitments

Total loans at the end of the second quarter of 2022 were $15.1 billion, compared to $12.0 billion at the end of the first quarter of 2022 and $11.4 billion at the end of the second quarter of 2021. The increase in total loans on a linked quarter basis reflected the addition of $2.3 billion of loans (net of fair value adjustments) associated with the acquisition of Spirit. Excluding Spirit loans acquired at closing, net loan growth on a linked quarter basis was $822 million, or 7 percent. Net loan growth in the quarter was also driven by increased activity throughout our geographic footprint, which more than offset an anticipated decline in mortgage warehouse lending given current market conditions, as well as the continued forgiveness of PPP loans. Additionally, loan growth was weighted toward the latter half of the quarter as average total loans for the second quarter of 2022 were $14.5 billion. The higher level of period end loan balances compared to average balances should provide a platform for interest income growth going forward.

Unfunded commitments increased for the fifth consecutive quarter to $4.5 billion, up 30 percent on a linked quarter basis. Continued growth in this measure was aided by the addition of Spirit, and we believe reflects the Company’s ability to organically attract new customers throughout its franchise while also deepening relationships with existing customers. At the same time, momentum in our commercial loan pipeline continued to strengthen with all loan opportunities, including the addition of Spirit, totaling $3.0 billion at the end of the second quarter of 2022, up 28 percent on a linked quarter basis. This marked the seventh consecutive quarter of increased activity in our commercial loan pipeline. Commercial loans approved and ready to close at the end of the second quarter totaled $1.1 billion and the rate on ready to close commercial loans was 4.45 percent, up 102 basis points from the rate on ready to close commercial loans at the end of the first quarter of 2022.

$ in millions	Q2 22	Q1 22	Q4 21	Q3 21	Q2 21
Total loans	$15,110	$12,029	$12,013	$10,825	$11,386
Spirit loans, net of fair value adjustments	2,259
Total loans (excluding Spirit)(1) (2)	$12,851

Linked quarter change in loans	26%
Linked quarter change in loans (excluding Spirit)(1) (2)	7

PPP loans	$19	$62	$117	$212	$441
Mortgage warehouse loans	168	166	230	275	307
Energy loans	55	48	105	128	174

Unfunded loan commitments	$4,473	$3,428	$2,943	$2,254	$2,130

(1) Adjusted figures exclude certain items and are non-GAAP measurements. Please see “Non-GAAP Financial Measures” below

(2) Loans excluding Spirit loans are also referred to as “Legacy SFNC loans” in this earnings release.

Deposits

Total deposits at the end of the second quarter of 2022 were $22.0 billion, compared to $19.4 billion at the end of the first quarter of 2022 and $18.3 billion at the end of the second quarter of 2021. The increase in total deposits on a linked quarter basis reflected the addition of $2.7 billion of deposits (net of fair value adjustments) associated with the acquisition of Spirit. Excluding Spirit deposits acquired at closing, total deposits were relatively unchanged on a linked quarter basis, decreasing less than 1 percent. Noninterest bearing deposits totaled $6.1 billion at the end of the second quarter of 2022 and represented 27 percent of total deposits, unchanged from first quarter of 2022 levels. Interest bearing deposits (checking, savings and money market accounts) totaled $12.8 billion at the end of the second quarter of 2022 and represented 58 percent of total deposits, compared to 62 percent of total deposits at the end of the first quarter of 2022. Conversely, time deposits totaled $3.2 billion at the end of the second quarter of 2022 and represented 14 percent of total deposits, up from 11 percent at the end of the first quarter of 2022. The change in mix of deposits on a linked quarter basis is partially attributable to the attractiveness of higher rate deposits given the rapid increase in interest rates that has occurred during 2022, coupled with the mix of deposits acquired from Spirit. The loan to deposit ratio ended the second quarter of 2022 at 69 percent, up from 62 percent at the end of both the first quarter of 2022 and the second quarter of 2021.

$ in millions	Q2 22	Q1 22	Q4 21	Q3 21	Q2 21
Noninterest bearing deposits	$6,057	$5,224	$5,325	$4,919	$4,894
Interest bearing deposits	12,816	12,106	11,589	10,697	10,570
Time deposits	3,163	2,062	2,453	2,456	2,841
Total deposits	$22,036	$19,392	$19,367	$18,072	$18,305
Spirit deposits, net of fair value adjustments	2,719
Total deposits (excluding Spirit)(1) (2)	$19,317

Linked quarter change in deposits	14%
Linked quarter change in deposits (excluding Spirit) (1) (2)	—

(1) Adjusted figures exclude certain items and are non-GAAP measurements. Please see “Non-GAAP Financial Measures” below.

(2) Deposits excluding Spirit deposits are also referred to as “Legacy SFNC deposits” in this earnings release.

Asset Quality

Total nonperforming loans at the end of the second quarter of 2022 were $63.6 million, down $0.7 million compared to $64.3 million at the end of the first quarter of 2022 and down $17.3 million compared to $80.9 million at the end of the second quarter of 2021. Total nonperforming assets as a percentage of total assets were 0.26 at the end of the second quarter of 2022, compared to 0.29 percent at the end of the first quarter of 2022 and 0.42 percent at the end of the second quarter of 2021. Net charge-offs as a percentage of average loans were 2 basis points in the second quarter of 2022, compared to 22 basis points in the first quarter of 2022 and net recoveries of 7 basis points in the second quarter of 2021.

Improving asset quality metrics reflect both economic conditions in the markets we serve, as well as the impact of the Company’s strategic decision in 2019 designed to de-risk loan portfolios that were acquired in connection with its geographic diversification and expansion. As a result of this strategic decision, over the past two years the Company has prudently and systematically exited certain non-relationship credits and non-core industries while also significantly reducing its exposure to commercial real estate to more acceptable levels.

During the second quarter of 2022, the Company recorded a provision for credit losses totaling $33.9 million, compared to provision recaptures of $19.9 million in the first quarter of 2022 and $13.0 million in the second quarter of 2021. The provision for credit losses in the second quarter of 2022 includes $33.8 million associated with Day 2 accounting provision required for loans and unfunded commitments acquired during the quarter in connection with the acquisition of Spirit.

The allowance for credit losses on loans at the end of the second quarter of 2022 was $212.6 million, compared to $178.9 million at the end of the first quarter of 2022 and $227.2 million at the end of the second quarter of 2021. Included in the allowance for credit losses in the second quarter of 2022 is the impact of the Day 2 accounting provision related to Spirit, as well as fair value purchase accounting credit marks of $4.1 million. The allowance for credit losses on loans to total loans ratio ended the quarter at 1.41 percent, compared to 1.49 percent at the end of the first quarter of 2022 and 2.00 percent at the end of the second quarter of 2021. The nonperforming loan coverage ratio ended the quarter at 334 percent, compared to 278 percent at the end of the first quarter of 2022 and 281 percent at the end of the second quarter of 2021.

$ in millions	Q2 22	Q1 22	Q4 21	Q3 21	Q2 21
Allowance for credit losses on loans to total loans	1.41%	1.49%	1.71%	1.87%	2.00%
Allowance for credit losses on loans to nonperforming loans	334	278	300	341	281
Nonperforming loans to total loans	0.42	0.53	0.57	0.55	0.71
Net charge-off ratio (annualized)	0.02	0.22	0.31	0.17	(0.07)
Net charge-off ratio YTD (annualized)	0.11	0.22	0.13	0.06	0.01

Total nonperforming loans	$63.6	$64.3	$68.6	$59.4	$80.9
Total other nonperforming assets	6.4	6.6	7.7	13.5	16.3
Total nonperforming assets	$70.0	$70.9	$76.3	$72.9	$97.2

Capital

Total common stockholders’ equity at the end of the second quarter of 2022 was $3.3 billion, compared to $3.0 billion at the end of both the first quarter of 2022 and second quarter of 2021. The increase in common stockholders’ equity on a linked quarter basis reflects the issuance of shares in connection with the acquisition of Spirit and earnings for the quarter, partially offset by the return of capital to shareholders through share repurchases and the payment of a cash dividend, and an increase in unrealized losses associated with investment securities classified as available-for-sale. Book value per share at the end of the second quarter of 2022 was $25.31, compared to $26.32 at the end of the first quarter of 2022 and $28.03 and the end of the second quarter of 2021. Tangible book value per share was $14.07 at the end of the second quarter of 2022, compared to $15.22 at the end of the first quarter of 2022 and $17.16 at the end of the second quarter of 2021. The ratio of stockholders’ equity to total assets at June 30, 2022, was 12.0 percent and the ratio of tangible common equity to tangible assets was 7.0 percent. All of Simmons’ regulatory capital ratios continue to significantly exceed “well-capitalized” guidelines.

	Q2 22	Q1 22	Q4 21	Q3 21	Q2 21
Stockholders’ equity to total assets	12.0%	12.1%	13.1%	13.1%	13.0%
Tangible common equity to tangible assets (1)	7.0	7.4	8.5	8.4	8.4
Regulatory common equity tier 1 ratio	12.1	13.5	13.8	14.3	14.2
Regulatory tier 1 leverage ratio	9.2	9.0	9.1	9.1	9.0
Regulatory tier 1 risk-based capital ratio	12.1	13.5	13.8	14.3	14.2
Regulatory total risk-based capital ratio	14.8	16.4	16.8	17.4	17.5

(1) Tangible common equity to tangible assets is a non-GAAP measurement. Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” below.

Share Repurchase Program and Cash Dividend

As previously announced, as a result of the Simmons’ strong capital position and ability to organically generate capital, the board of directors declared a quarterly cash dividend on Simmons’ Class A common stock of $0.19 per share, which is payable on October 3, 2022, to shareholders of record as of September 15, 2022. The cash dividend rate represents an increase of $0.01 per share, or 6 percent, from the dividend paid for the same time period last year. The current quarterly cash dividend rate further represents an annualized cash dividend rate of $0.76 per share and a ten-year compound annual growth rate of 7 percent. With the payment of dividends in 2022, Simmons has paid cash dividends for 113 consecutive years. According to research performed by Dividend Power, Simmons is one of only 23 U.S. publicly traded companies that have paid dividends for 100+ uninterrupted years. Simmons was one of only two banks to be named to the list and tied for second among Nasdaq listed companies for the longest active streak.

During the second quarter of 2022, Simmons repurchased approximately 2.0 million shares of its Class A common stock at an average price of $24.57 under its 2022 stock repurchase program that was announced in January 2022 (2022 Program). Under the 2022 Program, Simmons is authorized to repurchase up to $175,000,000 of its issued and outstanding Class A common stock. Market conditions and our capital needs will drive the decisions regarding future stock repurchases, the timing, pricing and amount of any repurchases under the 2022 Program will be determined by Simmons’ management at its discretion, and the 2022 Program does not obligate Simmons to repurchase any common stock and may be modified, discontinued or suspended at any time without prior notice.

Simmons First National Corporation

Simmons First National Corporation (NASDAQ: SFNC) is a Mid-South based financial holding company that has paid cash dividends to its shareholders for 113 consecutive years. Its principal subsidiary, Simmons Bank, operates more than 230 branches in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Founded in 1903, Simmons Bank offers comprehensive financial solutions delivered with a client-centric approach. Simmons Bank was named to Forbes list of “America’s Best Banks” for the second consecutive year and was recently named to Forbes list of “World’s Best Banks” for the third consecutive year. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on Twitter or by visiting our newsroom.

Conference Call

Management will conduct a live conference call to review this information beginning at 9:00 a.m. Central Time today, Thursday, July 21, 2022. Interested persons can listen to this call by dialing toll-free 1-877-270-2148 (North America only) and asking for the Simmons First National Corporation conference call, conference ID 10168365. In addition, the call will be available live or in recorded version on the Company’s website at simmonsbank.com for at least 60 days.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures adjust GAAP performance measures to, among other things, include the tax benefit associated with revenue items that are tax-exempt, as well as exclude from net income (including on a per share diluted basis), pre-tax, pre-provision earnings, net charge-offs, income available to common shareholders, non-interest income, and non-interest expense certain income and expense items attributable to merger activity (primarily including merger-related expenses), gains and/or losses on sale of branches, early retirement programs and net branch right-sizing initiatives. In addition, the Company also presents certain figures based on tangible common stockholders’ equity, tangible assets and tangible book value, which exclude goodwill and other intangible assets. The Company further presents certain figures that are exclusive of the impact of PPP loans, deposits and/or loans acquired through the Spirit acquisition, mortgage warehouse loans, and/or energy loans. The Company’s management believes that these non-GAAP financial measures are useful to investors because they, among other things, present the results of the Company’s ongoing operations without the effect of mergers or other items not central to the Company’s ongoing business, as well as normalize for tax effects and the effects of the PPP. Management, therefore, believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s ongoing businesses, and management uses these non-GAAP financial measures to assess the performance of the Company’s ongoing businesses as related to prior financial periods. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the tables of this release.

Forward-Looking Statements

Certain statements in this news release may not be based on historical facts and should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including, without limitation, statements made in Mr. Makris’s quotes, may be identified by reference to future periods or by the use of forward-looking terminology, such as “believe,” “budget,” “expect,” “foresee,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” “might” or “may,” or by variations of such words or by similar expressions. These forward-looking statements include, without limitation, statements relating to Simmons’ future growth, lending capacity and lending activity, loan demand, revenue, assets, asset quality, profitability, dividends, net interest margin, non-interest revenue, share repurchase program, acquisition strategy, digital banking initiatives, the Company’s ability to recruit and retain key employees, the adequacy of the allowance for credit losses, the ability of the Company to manage the impacts of the COVID-19 pandemic, and the impacts of the Company’s and its customers’ participation in the PPP. Any forward-looking statement speaks only as of the date of this news release, and Simmons undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release. By nature, forward-looking statements are based on various assumptions and involve inherent risk and uncertainties. Various factors, including, but not limited to, changes in economic conditions, credit quality, interest rates, loan demand, deposit flows, real estate values, the assumptions used in making the forward-looking statements, the securities markets generally or the price of Simmons’ common stock specifically, and information technology affecting the financial industry; the effect of steps the Company takes and has taken in response to the COVID-19 pandemic; the severity and duration of the COVID-19 pandemic and the heightened impact it has on many of the risks described herein; the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality; general economic and market conditions; market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflict between Russia and Ukraine) or other major events, or the prospect of these events; increased competition in the markets in which the Company operates; increased unemployment; labor shortages; claims, damages, and fines related to litigation or government actions; changes in accounting principles relating to loan loss recognition (current expected credit losses); the Company’s ability to manage and successfully integrate its mergers and acquisitions and to fully realize cost savings and other benefits associated with those transactions; cyber threats, attacks or events; reliance on third parties for key services; government legislation; and other factors, many of which are beyond the control of the Company, could cause actual results to differ materially from those projected in or contemplated by the forward-looking statements. Additional information on factors that might affect the Company’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2021, and other reports that the Company has filed with or furnished to the U.S. Securities and Exchange Commission (the SEC), all of which are available from the SEC on its website, www.sec.gov.

FOR MORE INFORMATION CONTACT:

Ed Bilek

EVP, Director of Investor and Media Relations

Simmons First National Corporation

ed.bilek@simmonsbank.com

205.612.3378 (cell)

Simmons First National Corporation					SFNC
Consolidated End of Period Balance Sheets
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands)
ASSETS
Cash and non-interest bearing balances due from banks	$193,473	$195,510	$209,190	$225,500	$215,381
Interest bearing balances due from banks and federal funds sold	771,374	1,491,507	1,441,463	1,555,913	2,123,743
Cash and cash equivalents	964,847	1,687,017	1,650,653	1,781,413	2,339,124
Interest bearing balances due from banks - time	1,535	1,857	1,882	1,780	1,335
Investment securities - held-to-maturity	3,819,682	1,556,825	1,529,221	1,516,797	931,352
Investment securities - available-for-sale	4,341,647	6,640,069	7,113,545	6,822,203	6,556,581
Mortgage loans held for sale	14,437	18,206	36,356	34,628	36,011
Other loans held for sale	16,375	-	100	100	100
Loans:
Loans	15,110,344	12,028,593	12,012,503	10,825,227	11,386,352
Allowance for credit losses on loans	(212,611)	(178,924)	(205,332)	(202,508)	(227,239)
Net loans	14,897,733	11,849,669	11,807,171	10,622,719	11,159,113
Premises and equipment	553,062	486,531	483,469	463,924	429,587
Premises held for sale	-	-	-	-	6,090
Foreclosed assets and other real estate owned	4,084	5,118	6,032	11,759	15,239
Interest receivable	82,332	69,357	72,990	68,405	67,916
Bank owned life insurance	486,355	448,011	445,305	421,762	419,198
Goodwill	1,310,528	1,147,007	1,146,007	1,075,305	1,075,305
Other intangible assets	137,285	102,748	106,235	100,428	103,759
Other assets	588,707	469,853	325,793	304,707	282,449
Total assets	$27,218,609	$24,482,268	$24,724,759	$23,225,930	$23,423,159

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing transaction accounts	$6,057,186	$5,223,862	$5,325,318	$4,918,845	$4,893,959
Interest bearing transaction accounts and savings deposits	12,816,198	12,105,948	11,588,770	10,697,451	10,569,602
Time deposits	3,162,479	2,062,612	2,452,460	2,455,774	2,841,052
Total deposits	22,035,863	19,392,422	19,366,548	18,072,070	18,304,613
Federal funds purchased and securities sold under agreements to repurchase	155,101	196,828	185,403	217,276	187,215
Other borrowings	1,060,244	1,337,243	1,337,973	1,338,585	1,339,193
Subordinated notes and debentures	421,693	384,242	384,131	383,278	383,143
Other liabilities held for sale	-	-	-	-	-
Accrued interest and other liabilities	285,813	209,926	201,863	184,190	169,629
Total liabilities	23,958,714	21,520,661	21,475,918	20,195,399	20,383,793

Stockholders' equity:
Preferred stock	-	-	-	767	767
Common stock	1,288	1,125	1,127	1,066	1,084
Surplus	2,569,060	2,150,453	2,164,989	1,974,561	2,021,128
Undivided profits	1,139,975	1,136,990	1,093,270	1,065,566	1,004,314
Accumulated other comprehensive (loss) income:
Unrealized (depreciation) appreciation on AFS securities	(450,428)	(326,961)	(10,545)	(11,429)	12,073
Total stockholders' equity	3,259,895	2,961,607	3,248,841	3,030,531	3,039,366
Total liabilities and stockholders' equity	$27,218,609	$24,482,268	$24,724,759	$23,225,930	$23,423,159

Simmons First National Corporation					SFNC
Consolidated Statements of Income - Quarter-to-Date
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands, except per share data)
INTEREST INCOME
Loans (including fees)	$163,578	$127,176	$137,564	$132,216	$138,804
Interest bearing balances due from banks and federal funds sold	1,117	649	583	763	651
Investment securities	37,848	33,712	32,275	30,717	27,128
Mortgage loans held for sale	200	190	310	230	386
Other loans held for sale	2,063	-	-	-	-
TOTAL INTEREST INCOME	204,806	161,727	170,732	163,926	166,969
INTEREST EXPENSE
Time deposits	2,875	2,503	3,705	4,747	6,061
Other deposits	6,879	4,314	4,390	4,369	4,721
Federal funds purchased and securities sold under agreements to repurchase	119	68	72	70	192
Other borrowings	4,844	4,779	4,903	4,893	4,897
Subordinated notes and debentures	4,990	4,457	4,581	4,610	4,565
TOTAL INTEREST EXPENSE	19,707	16,121	17,651	18,689	20,436
NET INTEREST INCOME	185,099	145,606	153,081	145,237	146,533
Provision for credit losses	33,859	(19,914)	(1,308)	(19,890)	(12,951)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	151,240	165,520	154,389	165,127	159,484
NON-INTEREST INCOME
Wealth management fees	7,214	7,968	8,042	7,877	7,892
Service charges on deposit accounts	11,379	10,696	11,909	11,557	10,050
Other service charges and fees	1,871	1,637	1,762	1,964	2,048
Mortgage lending income	2,240	4,550	5,043	5,818	4,490
Debit and credit card fees	8,224	7,449	7,460	7,102	7,073
Bank owned life insurance income	2,563	2,706	2,768	2,573	2,038
(Loss) gain on sale of securities, net	(150)	(54)	(348)	5,248	5,127
Other income	6,837	7,266	9,965	6,411	8,397
TOTAL NON-INTEREST INCOME	40,178	42,218	46,601	48,550	47,115
NON-INTEREST EXPENSE
Salaries and employee benefits	74,135	67,906	63,832	61,902	60,261
Occupancy expense, net	11,004	10,023	11,033	9,361	9,103
Furniture and equipment expense	5,104	4,775	4,721	4,895	4,859
Other real estate and foreclosure expense	142	343	576	339	863
Deposit insurance	2,812	1,838	2,108	1,870	1,687
Merger-related costs	19,133	1,886	13,591	1,401	686
Other operating expenses	44,483	41,646	45,736	34,565	37,198
TOTAL NON-INTEREST EXPENSE	156,813	128,417	141,597	114,333	114,657
NET INCOME BEFORE INCOME TAXES	34,605	79,321	59,393	99,344	91,942
Provision for income taxes	7,151	14,226	11,155	18,770	17,018
NET INCOME	27,454	65,095	48,238	80,574	74,924
Preferred stock dividends	-	-	8	13	13
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$27,454	$65,095	$48,230	$80,561	$74,911
BASIC EARNINGS PER SHARE	$0.21	$0.58	$0.42	$0.75	$0.69
DILUTED EARNINGS PER SHARE	$0.21	$0.58	$0.42	$0.74	$0.69

Simmons First National Corporation					SFNC
Consolidated Risk-Based Capital
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands)
Tier 1 capital
Stockholders' equity	$3,259,895	$2,961,607	$3,248,841	$3,030,531	$3,039,366
CECL transition provision (1)	92,619	92,619	114,458	122,787	128,933
Disallowed intangible assets, net of deferred tax	(1,423,323)	(1,224,691)	(1,226,686)	(1,152,688)	(1,156,203)
Unrealized loss (gain) on AFS securities	450,428	326,961	10,545	11,429	(12,073)
Total Tier 1 capital	2,379,619	2,156,496	2,147,158	2,012,059	2,000,023

Tier 2 capital
Subordinated notes and debentures	421,693	384,242	384,131	383,278	383,143
Qualifying allowance for loan losses and reserve for unfunded commitments	114,733	78,057	71,853	60,700	79,138
Total Tier 2 capital	536,426	462,299	455,984	443,978	462,281
Total risk-based capital	$2,916,045	$2,618,795	$2,603,142	$2,456,037	$2,462,304

Risk weighted assets	$19,669,149	$15,953,622	$15,538,967	$14,098,320	$14,076,975

Adjusted average assets for leverage ratio	$25,807,113	$23,966,206	$23,647,901	$22,189,921	$22,244,118

Ratios at end of quarter
Equity to assets	11.98%	12.10%	13.14%	13.05%	12.98%
Tangible common equity to tangible assets (2)	7.03%	7.37%	8.51%	8.41%	8.36%
Common equity Tier 1 ratio (CET1)	12.10%	13.52%	13.82%	14.27%	14.20%
Tier 1 leverage ratio	9.22%	9.00%	9.08%	9.07%	8.99%
Tier 1 risk-based capital ratio	12.10%	13.52%	13.82%	14.27%	14.21%
Total risk-based capital ratio	14.83%	16.42%	16.75%	17.42%	17.49%

(1) The Company has elected to use the CECL transition provision allowed for in the year of adopting ASC 326.

(2) Calculations of tangible common equity to tangible assets and the reconciliations to GAAP are included in the schedules accompanying this release.

Simmons First National Corporation					SFNC
Consolidated Investment Securities
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands)
Investment Securities - End of Period
Held-to-Maturity
U.S. Government agencies	$446,789	$232,670	$232,609	$232,549	$77,396
Mortgage-backed securities	1,244,713	112,496	70,342	57,930	60,649
State and political subdivisions	1,868,924	1,194,459	1,209,051	1,209,091	793,307
Other securities	259,256	17,200	17,219	17,227	-
Total held-to-maturity (net of credit losses)	3,819,682	1,556,825	1,529,221	1,516,797	931,352
Available-for-Sale
U.S. Treasury	$1,441	$-	$300	$300	$600
U.S. Government agencies	198,333	333,231	364,641	354,382	554,937
Mortgage-backed securities	2,963,934	4,166,108	4,448,616	4,421,620	3,987,209
State and political subdivisions	915,255	1,653,694	1,819,658	1,575,208	1,557,497
Other securities	262,684	487,036	480,330	470,693	456,338
Total available-for-sale (net of credit losses)	4,341,647	6,640,069	7,113,545	6,822,203	6,556,581
Total investment securities (net of credit losses)	$8,161,329	$8,196,894	$8,642,766	$8,339,000	$7,487,933
Fair value - HTM investment securities	$3,278,982	$1,307,058	$1,517,378	$1,487,916	$935,596

Investment Securities - QTD Average
Taxable securities	$5,674,470	$5,688,306	$5,790,429	$5,475,932	$4,265,545
Tax exempt securities	2,725,610	2,844,777	2,787,301	2,496,958	2,157,076
Total investment securities - QTD average	$8,400,080	$8,533,083	$8,577,730	$7,972,890	$6,422,621

Simmons First National Corporation					SFNC
Consolidated Loans
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands)
Loan Portfolio - End of Period
Consumer
Credit cards	$189,684	$184,372	$187,052	$175,884	$177,634
Other consumer	204,692	180,602	168,318	182,492	181,712
Total consumer	394,376	364,974	355,370	358,376	359,346
Real Estate
Construction	2,082,688	1,423,445	1,326,371	1,229,740	1,428,165
Single-family residential	2,357,942	2,042,978	2,101,975	1,540,701	1,608,028
Other commercial real estate	7,082,055	5,762,567	5,738,904	5,308,902	5,332,655
Total real estate	11,522,685	9,228,990	9,167,250	8,079,343	8,368,848
Commercial
Commercial	2,612,256	2,016,405	1,992,043	1,821,905	2,074,729
Agricultural	218,743	150,465	168,717	216,735	193,462
Total commercial	2,830,999	2,166,870	2,160,760	2,038,640	2,268,191
Other	362,284	267,759	329,123	348,868	389,967
Total loans	$15,110,344	$12,028,593	$12,012,503	$10,825,227	$11,386,352

Simmons First National Corporation					SFNC
Consolidated Allowance and Asset Quality
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands)
Allowance for Credit Losses on Loans
Beginning balance	$178,924	$205,332	$202,508	$227,239	$235,116

Day 1 PCD allowance from acquisitions
Landmark (10/08/2021)	-		2,359
Triumph (10/08/2021)	-		11,092
Spirit of Texas (01/08/2022)	4,043		-
Total Day 1 PCD allowance	4,043		13,451

Loans charged off
Credit cards	1,004	920	865	711	1,046
Other consumer	518	414	477	463	411
Real estate	115	485	2,624	5,941	439
Commercial	688	6,319	8,513	932	309
Total loans charged off	2,325	8,138	12,479	8,047	2,205

Recoveries of loans previously charged off
Credit cards	249	274	247	267	244
Other consumer	302	387	267	408	425
Real estate	391	426	916	2,068	1,523
Commercial	621	557	1,730	463	2,147
Total recoveries	1,563	1,644	3,160	3,206	4,339
Net loans charged off	762	6,494	9,319	4,841	(2,134)
Provision for credit losses on loans	30,406	(19,914)	(1,308)	(19,890)	(10,011)
Balance, end of quarter	$212,611	$178,924	$205,332	$202,508	$227,239

Non-performing assets
Non-performing loans
Nonaccrual loans	$62,670	$64,096	$68,204	$59,054	$80,282
Loans past due 90 days or more	904	240	349	334	653
Total non-performing loans	63,574	64,336	68,553	59,388	80,935
Other non-performing assets
Foreclosed assets and other real estate owned	4,084	5,118	6,032	11,759	15,239
Other non-performing assets	2,314	1,479	1,667	1,724	1,062
Total other non-performing assets	6,398	6,597	7,699	13,483	16,301
Total non-performing assets	$69,972	$70,933	$76,252	$72,871	$97,236
Performing TDRs (troubled debt restructurings)	$2,655	$3,424	$4,289	$4,251	$4,436

Ratios
Allowance for credit losses on loans to total loans	1.41%	1.49%	1.71%	1.87%	2.00%
Allowance for credit losses to non-performing loans	334%	278%	300%	341%	281%
Non-performing loans to total loans	0.42%	0.53%	0.57%	0.55%	0.71%
Non-performing assets (including performing TDRs) to total assets	0.27%	0.30%	0.33%	0.33%	0.43%
Non-performing assets to total assets	0.26%	0.29%	0.31%	0.31%	0.42%
Annualized net charge offs to total loans	0.02%	0.22%	0.31%	0.17%	-0.07%
Annualized net credit card charge offs to total credit card loans	1.55%	1.39%	1.29%	0.96%	1.78%

Simmons First National Corporation									SFNC
Consolidated - Average Balance Sheet and Net Interest Income Analysis
For the Quarters Ended
(Unaudited)
	Three Months Ended Jun 2022			Three Months Ended Mar 2022			Three Months Ended Jun 2021
($ in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Earning assets:
Interest bearing balances due from banks and federal funds sold	$777,098	$1,117	0.58%	$1,728,694	$649	0.15%	$2,703,920	$651	0.10%
Investment securities - taxable	5,674,470	21,794	1.54%	5,688,306	18,148	1.29%	4,265,545	14,594	1.37%
Investment securities - non-taxable (FTE)	2,725,610	21,733	3.20%	2,844,777	20,937	2.98%	2,157,076	16,899	3.14%
Mortgage loans held for sale	17,173	200	4.67%	27,633	190	2.79%	49,262	386	3.14%
Other loans held for sale	22,114	2,063	37.42%	-	-	0.00%	-	-	0.00%
Loans - including fees (FTE)	14,478,183	163,995	4.54%	11,895,805	127,405	4.34%	11,783,839	138,987	4.73%
Total interest earning assets (FTE)	23,694,648	210,902	3.57%	22,185,215	167,329	3.06%	20,959,642	171,517	3.28%
Non-earning assets	3,074,384			2,640,984			2,298,279
Total assets	$26,769,032			$24,826,199			$23,257,921

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction and savings accounts	$12,807,502	$6,879	0.22%	$12,083,516	$4,314	0.14%	$10,403,932	$4,721	0.18%
Time deposits	2,586,567	2,875	0.45%	2,241,123	2,503	0.45%	2,930,025	6,061	0.83%
Total interest bearing deposits	15,394,069	9,754	0.25%	14,324,639	6,817	0.19%	13,333,957	10,782	0.32%
Federal funds purchased and securities sold under agreement to repurchase	210,280	119	0.23%	218,186	68	0.13%	240,876	192	0.32%
Other borrowings	1,241,501	4,844	1.56%	1,337,654	4,779	1.45%	1,340,008	4,897	1.47%
Subordinated notes and debentures	418,327	4,990	4.78%	384,187	4,457	4.70%	383,078	4,565	4.78%
Total interest bearing liabilities	17,264,177	19,707	0.46%	16,264,666	16,121	0.40%	15,297,919	20,436	0.54%
Non-interest bearing liabilities:
Non-interest bearing deposits	5,926,304			5,184,828			4,826,927
Other liabilities	216,848			207,597			151,699
Total liabilities	23,407,329			21,657,091			20,276,545
Stockholders' equity	3,361,703			3,169,108			2,981,376
Total liabilities and stockholders' equity	$26,769,032			$24,826,199			$23,257,921
Net interest income (FTE)		$191,195			$151,208			$151,081
Net interest spread (FTE)			3.11%			2.66%			2.74%
Net interest margin (FTE) - quarter-to-date			3.24%			2.76%			2.89%
Net interest margin (FTE) - year-to-date			3.01%			2.76%			2.94%

Simmons First National Corporation					SFNC
Consolidated - Selected Financial Data
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands, except share data)
QUARTER-TO-DATE
Financial Highlights - GAAP
Net Income	$27,454	$65,095	$48,230	$80,561	$74,911
Diluted earnings per share	0.21	0.58	0.42	0.74	0.69
Return on average assets	0.41%	1.06%	0.77%	1.37%	1.29%
Return on average common equity	3.28%	8.33%	5.87%	10.42%	10.08%
Return on tangible common equity	6.28%	14.31%	9.98%	17.43%	17.25%
Net interest margin (FTE)	3.24%	2.76%	2.86%	2.85%	2.89%
FTE adjustment	6,096	5,602	5,579	4,941	4,548
Average diluted shares outstanding	128,720,078	113,026,911	114,491,119	108,359,890	108,822,175
Shares repurchased under plan	2,035,324	513,725	2,625,348	1,806,205	-
Average price of shares repurchased	24.57	31.25	29.69	28.48	-
Cash dividends declared per common share	0.19	0.19	0.18	0.18	0.18
Accretable yield on acquired loans	9,898	3,703	5,758	4,122	5,619
Efficiency ratio (non-GAAP) (1)	57.49%	62.95%	59.48%	58.10%	56.75%

END OF PERIOD
Book value per share	$25.31	$26.32	$28.82	$28.42	$28.03
Tangible book value per share	14.07	15.22	17.71	17.39	17.16
Shares outstanding	128,787,764	112,505,555	112,715,444	106,603,231	108,386,669
Full-time equivalent employees	3,233	2,893	2,877	2,740	2,783
Total number of financial centers	233	197	199	185	198

(1) Efficiency ratio is adjusted non-interest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and non-interest revenues, excluding gains and losses from securities transactions and certain adjusting items, and is a non-GAAP measurement.

Simmons First National Corporation					SFNC
Reconciliation Of Non-GAAP Financial Measures - Adjusted Earnings - Quarter-to-Date
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands, except per share data)
QUARTER-TO-DATE
Net Income	$27,454	$65,095	$48,230	$80,561	$74,911
Certain items
Gain on sale of branches	-	-	-	-	(16)
Merger-related costs	19,133	1,886	13,591	1,401	686
Branch right-sizing (net)	380	909	1,648	(3,041)	39
Day 2 CECL provision	33,779	-	22,688	-
Tax effect (1)	(13,928)	(731)	(9,912)	429	(185)
Certain items, net of tax	39,364	2,064	28,015	(1,211)	524
Adjusted earnings (non-GAAP)	$66,818	$67,159	$76,245	$79,350	$75,435

Diluted earnings per share	$0.21	$0.58	$0.42	$0.74	$0.69
Certain items
Gain on sale of branches	-	-	-	-	-
Merger-related costs	0.15	0.01	0.12	0.01	0.01
Branch right-sizing (net)	-	0.01	0.01	(0.03)	-
Day 2 CECL provision	0.27		0.20
Tax effect (1)	(0.11)	(0.01)	(0.09)	0.01	(0.01)
Certain items, net of tax	0.31	0.01	0.24	(0.01)	-
Adjusted diluted earnings per share (non-GAAP)	$0.52	$0.59	$0.66	$0.73	$0.69

(1) Effective tax rate of 26.135%.

Reconciliation of Certain Adjusting Non-Interest Income and Expense Items (non-GAAP)

QUARTER-TO-DATE
Other income	$6,837	$7,266	$9,965	$6,411	$8,397
Adjusting items (1)	88	-	(2)	239	(445)
Adjusted other income (non-GAAP)	$6,925	$7,266	$9,963	$6,650	$7,952

Non-interest expense	$156,813	$128,417	$141,597	$114,333	$114,657
Adjusting items (1)	(19,425)	(2,795)	(15,241)	1,879	(1,154)
Adjusted non-interest expense (non-GAAP)	$137,388	$125,622	$126,356	$116,212	$113,503

Salaries and employee benefits	$74,135	$67,906	$63,832	$61,902	$60,261
Adjusting items (1)	-	-	-	(66)	-
Adjusted salaries and employee benefits (non-GAAP)	$74,135	$67,906	$63,832	$61,836	$60,261

Other operating expenses	$44,483	$41,646	$45,736	$34,565	$37,198
Adjusting items (1)	(7)	(717)	96	3,759	(89)
Adjusted other operating expenses (non-GAAP)	$44,476	$40,929	$45,832	$38,324	$37,109

(1) Adjusting items include gain on sale of branches, merger related costs and branch right-sizing costs.

Simmons First National Corporation					SFNC
Reconciliation Of Non-GAAP Financial Measures - End of Period
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands, except per share data)

Calculation of Tangible Common Equity and the Ratio of Tangible Common Equity to Tangible Assets

Total common stockholders' equity	$3,259,895	$2,961,607	$3,248,841	$3,029,764	$3,038,599
Intangible assets:
Goodwill	(1,310,528)	(1,147,007)	(1,146,007)	(1,075,305)	(1,075,305)
Other intangible assets	(137,285)	(102,748)	(106,235)	(100,428)	(103,759)
Total intangibles	(1,447,813)	(1,249,755)	(1,252,242)	(1,175,733)	(1,179,064)
Tangible common stockholders' equity	$1,812,082	$1,711,852	$1,996,599	$1,854,031	$1,859,535

Total assets	$27,218,609	$24,482,268	$24,724,759	$23,225,930	$23,423,159
Intangible assets:
Goodwill	(1,310,528)	(1,147,007)	(1,146,007)	(1,075,305)	(1,075,305)
Other intangible assets	(137,285)	(102,748)	(106,235)	(100,428)	(103,759)
Total intangibles	(1,447,813)	(1,249,755)	(1,252,242)	(1,175,733)	(1,179,064)
Tangible assets	$25,770,796	$23,232,513	$23,472,517	$22,050,197	$22,244,095

Paycheck protection program ("PPP") loans	(19,476)	(61,887)	(116,659)	(212,087)	(441,353)
Total assets excluding PPP loans	$27,199,133	$24,420,381	$24,608,100	$23,013,843	$22,981,806
Tangible assets excluding PPP loans	$25,751,320	$23,170,626	$23,355,858	$21,838,110	$21,802,742

Ratio of common equity to assets	11.98%	12.10%	13.14%	13.04%	12.97%
Ratio of common equity to assets excluding PPP loans	11.99%	12.13%	13.20%	13.16%	13.22%
Ratio of tangible common equity to tangible assets	7.03%	7.37%	8.51%	8.41%	8.36%
Ratio of tangible common equity to tangible assets excluding PPP loans	7.04%	7.39%	8.55%	8.49%	8.53%

Calculation of Tangible Book Value per Share

Total common stockholders' equity	$3,259,895	$2,961,607	$3,248,841	$3,029,764	$3,038,599
Intangible assets:
Goodwill	(1,310,528)	(1,147,007)	(1,146,007)	(1,075,305)	(1,075,305)
Other intangible assets	(137,285)	(102,748)	(106,235)	(100,428)	(103,759)
Total intangibles	(1,447,813)	(1,249,755)	(1,252,242)	(1,175,733)	(1,179,064)
Tangible common stockholders' equity	$1,812,082	$1,711,852	$1,996,599	$1,854,031	$1,859,535
Shares of common stock outstanding	128,787,764	112,505,555	112,715,444	106,603,231	108,386,669
Book value per common share	$25.31	$26.32	$28.82	$28.42	$28.03
Tangible book value per common share	$14.07	$15.22	$17.71	$17.39	$17.16

Simmons First National Corporation					SFNC
Reconciliation Of Non-GAAP Financial Measures - Quarter-to-Date
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands)
Calculation of Efficiency Ratio (1)

Non-interest expense	$156,813	$128,417	$141,597	$114,333	$114,657
Non-interest expense adjustment	(19,425)	(2,795)	(15,241)	1,879	(1,154)
Other real estate and foreclosure expense adjustment	(142)	(343)	(576)	(339)	(863)
Amortization of intangibles adjustment	(4,096)	(3,486)	(3,486)	(3,331)	(3,333)
Efficiency ratio numerator	$133,150	$121,793	$122,294	$112,542	$109,307

Net-interest income	$185,099	$145,606	$153,081	$145,237	$146,533
Non-interest income	40,178	42,218	46,601	48,550	47,115
Non-interest income adjustment	88	-	(2)	239	(445)
Fully tax-equivalent adjustment (effective tax rate of 26.135%)	6,096	5,602	5,579	4,941	4,548
Loss (gain) on sale of securities	150	54	348	(5,248)	(5,127)
Efficiency ratio denominator	$231,611	$193,480	$205,607	$193,719	$192,624

Efficiency ratio (1)	57.49%	62.95%	59.48%	58.10%	56.75%

(1) Efficiency ratio is adjusted non-interest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and non-interest revenues, excluding gains and losses from securities transactions and certain adjusting items, and is a non-GAAP measurement.

Simmons First National Corporation					SFNC
Reconciliation Of Non-GAAP Financial Measures - Quarter-to-Date (continued)
For the Quarters Ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Unaudited)	2022	2022	2021	2021	2021
($ in thousands)
Calculation of Adjusted Net Interest Margin

Net interest income	$185,099	$145,606	$153,081	$145,237	$146,533
Fully tax-equivalent adjustment (effective tax rate of 26.135%)	6,096	5,602	5,579	4,941	4,548
Fully tax-equivalent net interest income	191,195	151,208	158,660	150,178	151,081
PPP loan interest income	(1,648)	$(2,113)	$(5,107)	$(9,614)	$(8,958)
Net interest income adjusted for PPP loans	$189,547	$149,095	$153,553	$140,564	$142,123

Average earning assets	$23,694,648	$22,185,215	$22,029,792	$20,901,992	$20,959,642
Average PPP loan balance	(43,329)	(89,757)	(172,130)	(359,828)	(707,296)
Average earning assets adjusted for PPP loans	$23,651,319	$22,095,458	$21,857,662	$20,542,164	$20,252,346

Net interest margin	3.24%	2.76%	2.86%	2.85%	2.89%
Net interest margin adjusted for PPP loans	3.21%	2.74%	2.79%	2.71%	2.81%

Calculation of Pre-Provision Net Revenue (PPNR)

Net interest income	$185,099	$145,606	$153,081	$145,237	$146,533
Non-interest income	40,178	42,218	46,601	48,550	47,115
Less: Gain (loss) on sale of securities	(150)	(54)	(348)	5,248	5,127
Less: Non-interest expense	156,813	128,417	141,597	114,333	114,657
Pre-Provision Net Revenue (PPNR)	$68,614	$59,461	$58,433	$74,206	$73,864

Calculation of Adjusted Pre-Provision Net Revenue

Pre-Provision Net Revenue (PPNR)	$68,614	$59,461	$58,433	$74,206	$73,864
Less: Gain on sale of branches	-	-	-	-	(16)
Plus: Merger related costs	19,133	1,886	13,591	1,401	686
Plus: Branch right sizing costs	380	909	1,648	(3,041)	39
Adjusted Pre-Provision Net Revenue	$88,127	$62,256	$73,672	$72,566	$74,573